Exhibit 10.21

QWEST WHOLESALE SERVICES AGREEMENT

THIS WHOLESALE SERVICES AGREEMENT, together with this signature page, the general terms and conditions, annexes, addenda and exhibits attached hereto (collectively, the “Agreement”) is entered into by and between Qwest and Customer (each identified for purposes of this Agreement in the signature blocks below, and shall include any current or future affiliates of US LEC Corp., and referred to separately as a “Party” or collectively as the “Parties”). This Agreement is effective on the date fully signed by both Qwest signatories and Customer (the “Effective Date”). The undersigned Parties have read and agree to the terms and conditions set forth in the Agreement.

QWEST: QWEST COMMUNICATIONS CORPORATION

CUSTOMER:

US LEC Communications Inc., US LEC Corp., US LEC of Alabama Inc., US LEC of Florida Inc., US LEC of Georgia Inc., US LEC of Maryland Inc., US LEC of North Carolina Inc., US LEC of South Carolina Inc., US LEC of Pennsylvania Inc., US LEC of Tennessee Inc., and US LEC of Virginia LLC

By:	/s/ Brian Stading
Brian Stading
Vice President, Customer Service Operations		By:	/s/ Alan Fitzpatrick

Date: 8/4/2006		Alan Fitzpatrick Senior Vice President - Engineering Date: 8/4/2006

*Offer Management Director:	/s/ Bill Campbell
Date: 8/4/2006

* This Agreement shall not be binding upon Qwest until signed by both Qwest parties.

NOTICE INFORMATION:

All written notices required under the Agreement shall be sent to the following:

To Qwest:	To Customer:
Qwest Communications Corporation	US LEC
1801 California Street, 24th Floor	6801 Morrison Blvd
Denver, Colorado 80202	Charlotte, NC 28211
Phone #: (303) 992-1400	Phone #: (704) 319-6394
Facsimile #: (303) 896-7358	Facsimile #: (704) 409-6394
E-Mail: wholesale.contracts@qwest.com	E-Mail: kdonner@uslec.com
Attention: Wholesale Markets Contract Administration	Attention: Kathy Donner, Director of Vendor Relations

With copy to:	With copy to: :
Qwest Communications Corporation	US LEC
1801 California Street, 9th Floor	6801 Morrison Blvd
Denver, Colorado 80202	Charlotte, NC 28211
Facsimile #: 1-888-778-0054 (If dialing from outside the U.S. 001-303-295-6973)	Phone #: (704) 319-1119
Attention: Wholesale Legal Department	Facsimile #: (704) 602-1119
E-Mail: tromine@uslec.com
Attention: Deputy General Counsel – Regulatory

COPYRIGHT © 1990-2006 QWEST ALL RIGHTS RESERVED.

UNPUBLISHED AND CONFIDENTIAL PROPERTY OF QWEST

QWEST WHOLESALE SERVICES AGREEMENT

APPLICABLE SERVICES:

Qwest agrees to offer to Customer and Customer may purchase from Qwest the Services indicated below pursuant to the terms and conditions of this Agreement, including the following, attached Service Exhibits:

Exhibit F	ReQwest SeLECt Switchless Reseller Service
Exhibit G	Private Line Service
Exhibit I	U.S. – Dedicated Internet Access (DIA) Service
Exhibit S	Metro Private Line Service
Exhibit T	On-Net Local Access Service
Exhibit X	Qwest Express SeLeCt Terminating Service

COPYRIGHT © 1990-2006 QWEST ALL RIGHTS RESERVED.

UNPUBLISHED AND CONFIDENTIAL PROPERTY OF QWEST

QWEST WHOLESALE SERVICES AGREEMENT

GENERAL TERMS AND CONDITIONS

1. Definitions. Capitalized terms used herein are defined in Addendum 1.

2. Service Provisioning; Controlling Documents.

2.1 Qwest will provide the Services or cause the Services to be provided directly to Customer in accordance with this Agreement. If Qwest utilizes an Affiliate or third party to provide any Services to Customer, Qwest will present to Customer consolidated invoices for all portions of the Services and remit such payments as are appropriate to any other entity providing any portion of the Services. Customer agrees to direct all inquiries, issues and disputes regarding the Services solely to Qwest. All purchase of Services by Customer from Qwest and/or Qwest Affiliates and billed by Qwest and/or Qwest Affiliates to Customer, shall be “Attributed” (as hereinafter defined) to Customer’s “Purchase Commitment” (as hereinafter defined).

2.2 In the event of a conflict between the terms of any country-specific Annex appended hereto and these General Terms and Conditions, the country-specific Annex shall control. In the event of a conflict between a Service Exhibit and these General Terms and Conditions and/or a country-specific Annex, the Service Exhibit shall control, provided however that to the extent there is any conflict between a Service Exhibit and the Purchase Commitment defined in paragraph 3.3 below, Section 3.3 shall control. The terms of this Agreement, including any Annex or Service Exhibit, shall supersede any inconsistent terms and conditions contained in an Order Form.

2.3 The Services offered to Customer pursuant to this Agreement are offered subject to (a) any applicable tariffs; (b) compliance with all applicable laws and regulations; (c) obtaining domestic or foreign approvals and authorizations required or advisable; and (d) as determined by Qwest in its sole discretion, continued availability in any jurisdiction, country or to any location of (i) any of the Services or (ii) access lines. In addition, Qwest may elect not to offer the Services in or to any particular jurisdiction, location or country, or may block Services to or from any particular person, entity, jurisdiction, location or country if Qwest determines, in its sole discretion, that the continuation of such Service is not permitted or advisable and Qwest shall endeavor to provide Customer thirty (30) days notice, if reasonably practical, prior to blocking a Service for this reason.

3. Revenue and Utilization Requirements.

3.1 Settlement of the Dispute. On August 4, 2006, Qwest and the Customer entered into a Release and Settlement Agreement settling claims between them concerning charges to Qwest for wireless-originated 8YY calls (the “Settlement Agreement”). These claims are defined in the Recitals in the Settlement Agreement and are incorporated by reference in this Section of this Agreement. As part of the consideration for the release by Qwest and settlement of the claims in the Settlement Agreement, Customer agreed to the Purchase Commitment (the “Purchase Commitment”) set forth below.

3.2 Settlement Value. As a substantial and material part of the consideration for the release by Qwest and settlement of the claims in the Settlement Agreement, Customer agreed to a Purchase Commitment (the “Purchase Commitment”) as set forth below. Qwest and Customer further agree that:

(a) The liquidated settlement value of the Purchase Commitment set forth below is five million five hundred thousand dollars ($5,500,000) (the “Liquidated Settlement Value”); and

(b) The sum of all purchases under the Purchase Commitment is meant to provide marginal value to Qwest equal to the Liquidated Settlement Value.

3.3 Purchase Commitment. In accordance with paragraph 3(b) of the Settlement Agreement, as a substantial and material part of the consideration for release by Qwest and the settlement of the claims in the Settlement Agreement, Customer agrees to order from Qwest in the total amount of $25,200,000 in Contributory Charges during the period commencing August 1, 2006 (the “Purchase Commitment Start Date”) and ending November 30, 2009, pursuant to the following increments: Customer shall purchase a minimum of 30% of the Purchase Commitment by November 30, 2007 (the “First Yearly Purchase Commitment”), a minimum of 65% of the Purchase Commitment by November 30, 2008, (the “Second Yearly Purchase Commitment”) and 100% of the Purchase Commitment by November 30, 2009 (“Final Yearly Purchase Commitment”) (collectively “Yearly Purchase Commitments”). If Customer does not do so, Customer shall pay the Deficiency Charge set forth below, which shall be the sole and exclusive remedy of Qwest against Customer for failure to meet the Yearly Purchase Commitments, if the Customer is otherwise not in breach of any other obligations or commitments under this Agreement. For purposes of this Section, the Contributory Services ordered by the Customer are credited toward the Purchase Commitment as of the date on which Qwest receives payment on the invoices issued to Customer for the Services.

3.4 Deficiency Charge. In the event that Customer does not meet its Yearly Purchase Commitments, Customer shall pay Qwest a portion of the Liquidated Settlement Value as a Deficiency Charge as follows:

(a) First Yearly Purchase Commitment. If during the period commencing on the Purchase Commitment Start Date and ending November 30, 2007, Customer has purchased less than its First Yearly Purchase Commitment (i.e. $7,560,000), then Customer shall pay a Deficiency Charge equal to (i) the fraction of the First Yearly Purchase Commitment, expressed as a percentage, by which Customer has fallen short of satisfying the First Yearly Purchase Commitment multiplied by (ii) 30% of the Liquidated Settlement Value. For example, if by November 30, 2007, Customer has purchased only 75% of its First Yearly Purchase Commitment (i.e. $5,670,000) it shall pay a Deficiency Charge equal to 25% of 30% of the Liquidated Settlement Value, or $412,500 (i.e. 25% of $1,650,000). Upon payment of the Deficiency Charge, Customer shall be deemed to have satisfied its First Yearly Purchase Commitment, and shall be deemed to have purchased its entire First Yearly Purchase Commitment during such period for purposes of determining whether the Second and Final Yearly Purchase Commitments are met. The Deficiency Charge, if any, shall be calculated and invoiced thirty (30) days after November 30, 2007, and shall be due and payable thirty (30) days after the Customer receives the Deficiency Charge invoice.

(b) Second Yearly Purchase Commitment. If, during the period commencing on the Purchase Commitment Start Date and ending November 30, 2008, Customer has purchased (including deemed purchases pursuant to (a) above) less than its Second Yearly Purchase Commitment (i.e. $16,380,000), then Customer shall pay a Deficiency Charge equal to (i) the fraction of the Second Yearly Purchase Commitment, expressed as a percentage, by which Customer has fallen short of satisfying the Second Yearly Purchase Commitment multiplied by (ii) 65% of the Liquidated Settlement Value. For example, if by November 30, 2008, Customer has purchased only 75% of its Second Yearly Purchase Commitment (i.e. $12,285,000), it shall pay a Deficiency Charge equal to 25% of 65% of the Liquidated Settlement Value, or $893,750 (i.e. 25% of $3,575,000). Upon payment of the Deficiency Charge, Customer shall be deemed to have satisfied its Second Yearly Purchase Commitment, and shall be deemed to have purchased its entire Second Yearly Purchase Commitment during such period for purposes of determining whether the Final Yearly Purchase Commitment is met. The Deficiency Charge, if any, shall be calculated and invoiced thirty (30) days after November 30, 2008, and shall be due and payable thirty (30) days after the Customer receives the Deficiency Charge invoice.

COPYRIGHT © 1990-2006 QWEST ALL RIGHTS RESERVED.

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QWEST WHOLESALE SERVICES AGREEMENT

(c) Final Yearly Purchase Commitment. If, during the period commencing on the Purchase Commitment Start Date and ending November 30, 2009, Customer has purchased (including deemed purchases pursuant to (a) and (b) above) less than its Final Yearly Purchase Commitment (i.e.$25,200,000), then Customer shall pay a Deficiency Charge equal to (i) the fraction of the Final Yearly Purchase Commitment, expressed as a percentage, by which Customer has fallen short of satisfying the Final Yearly Purchase Commitment, multiplied by (ii) the Liquidated Settlement Value. For example, if by November 30, 2009, Customer has purchased only 75% of its Final Yearly Purchase Commitment (i.e. $18,900,000), it shall pay a Deficiency Charge equal to 25% of Liquidated Settlement Value, or $1,375,000 (i.e. 25% of 5,500,000). Upon payment of the Deficiency Charge, Customer shall be deemed to have satisfied its Final Yearly Purchase Commitment. The Deficiency Charge, if any, shall be calculated and invoiced thirty (30) days after November 30, 2009, and shall be due and payable thirty (30) days after the Customer receives the Deficiency Charge invoice.

(d) Customer’s failure to pay a Deficiency Charge when due shall be a material breach of the Agreement which can be cured by payment of the remaining portion of the Liquidated Settlement Value within 90 days as defined below. In the event of such breach or in the event of any termination of the Agreement pursuant to section 8 herein, Customer shall within 90 days of the breach or other termination pay to Qwest an amount equal to (i) the fraction of the Final Yearly Purchase Commitment, expressed as a percentage, by which Customer has fallen short of satisfying the Final Yearly Purchase Commitment multiplied by (ii) the Liquidated Settlement Value. For example, if at the time of breach, Customer had purchased $12,600,000 (i.e. 50%) of its Purchase Commitment, Customer will pay Qwest $2,750,000 (i.e. 50%) as the Liquidated Settlement Value of the remaining Purchase Commitment.

(e) If Customer orders Service from Qwest and Qwest is unable to offer a competitive price for the Service, Qwest is deemed to have refused to provide the Service to Customer, and the price of the refused Service shall be Attributed to Customer’s Purchase Commitment. For purposes of this Agreement, a “competitive price” shall mean that Customer has obtained quotes from at least three (3) national carriers comparable to Qwest, two of which national carriers shall be Level 3 and Verizon, for the same type and volume of Service and that Qwest’s price for the Service is no more than 10% higher of the average price of the quoted prices.

3.5 Termination of Purchase Commitment. Notwithstanding anything to the contrary contained above, (i) as soon as Customer’s Purchase Commitment has been satisfied or Customer has paid Qwest the full Liquidated Settlement Value of the remaining Purchase Commitment in accordance with Section 3.4, or (ii) in the event that the releases granted by Qwest to the US LEC Parties under the Release and Settlement Agreement between the Parties hereto and dated on or about the date hereof are rendered null and void pursuant to the second paragraph of Section 5 thereof, Customer’s obligation to purchase services from Qwest pursuant to this Section of the Agreement will terminate and no longer be in force or effect and Customer may at its option terminate this Agreement without further liability or obligations; provided, however, in the event Customer terminates this Agreement in accordance with this Section and Customer has not completed its service commitment for a service under any Service Exhibit, Customer shall be responsible for any early termination fees due under the Service Exhibit.

3.6 Commitment Representation. The Parties represent and agree that:

(a) Customer has analyzed its ability to, is able to, and shall meet all requirements associated with this commitment;

(b) payment of the Deficiency Charge as calculated pursuant to the terms of subparagraphs 3.4(a)-(c) above represents a reasonable alternative means of meeting its obligations and commitments under this Section of the Agreement;

(c) given that this Section of the Agreement is intended by both parties to provide Qwest with at least the Liquidated Settlement Value and that this Section of the Agreement serves as consideration for Qwest’s release of disputed claims against the Customer in litigation, the calculation described in subparagraph 3.4(d) above represents the best possible calculation of liquidated damages for breach of Customer’s obligations under this Section of the Agreement;

(d) each party waives any and all rights or arguments to challenge or dispute the method or means of calculating liquidated damages as described in subparagraph 3.4(d); and

(e) each party waives any and all rights or arguments to challenge or dispute the use of the liquidated damage calculation described in subparagraph 3.4(d) as the sole remedy for breach of the Top Commitment.

3.8 Any additional term commitments and utilization requirements, if any, applicable to the Services, in addition to any service-related discounts based on volume, are set forth in the Service Exhibits.

4. Financial Terms.

Services, Rates and Terms

4.1 Each attached Service Exhibit specifies the description, rates, charges, discounts, and other terms applicable to the Services1. The rates2 do not include (a) expedite fees, (b) CPE or (c) or additional administrative charges that may be applied upon written notice. All Service order requests or cancellations require Customer’s completion and Qwest’s acceptance of the Order Form. Unless otherwise set forth in a Service Exhibit or on an accepted Order Form, Customer is solely responsible for coordination of all local access and, in any event, shall be solely responsible for any costs associated with such access, including, without limitation, any early termination fees associated with any Service provisioned hereunder.

Taxes, Fees, and other Governmental Impositions

4.2 Each Party acknowledges and agrees that the rates and charges for the Services provided hereunder do not include Taxes (other than those taxes that are the responsibility of Qwest pursuant to Section 4.4) which are additional and the obligation of the Customer (whether such Taxes are assessed by a governmental authority directly upon Qwest or the Customer). Such Taxes shall be separately set forth on the invoices and shall be paid by the Customer at the same time as all other charges set forth on the invoices. If the Customer believes that it should be exempt from the application and collection of certain Taxes, it shall provide Qwest with an appropriately completed and valid Tax exemption certificate or other evidence acceptable to Qwest that neither Qwest nor the Customer is subject to

If Customer is an existing wholesale customer of Qwest, then the rates and discounts, if any, set forth in each Service Exhibit attached to this Agreement will be effective as of the first day of the next full billing cycle after the Effective Date; provided, however, that nothing contained herein shall limit or amend any right by Qwest to amend any rates or discounts as otherwise provided for under this Agreement or the Service Exhibits, except Qwest agrees to offer the Services at competitive prices as set forth in Section 3.4(e).

[2]

Since certain international voice rates are subject to change on five (5) calendar days notice, Customer acknowledges that, until this Agreement is fully executed by Customer and Qwest, those international voice rates as set forth in a Service Exhibit may change and that, once this Agreement is executed, the international rates then in effect will be implemented by Qwest. Thereafter, changes to those international voice rates shall be made pursuant to the rate change process provided for in each Service Exhibit.

COPYRIGHT © 1990-2006 QWEST ALL RIGHTS RESERVED.

UNPUBLISHED AND CONFIDENTIAL PROPERTY OF QWEST

QWEST WHOLESALE SERVICES AGREEMENT

such Taxes. Customer shall protect, indemnify and hold Qwest harmless from and against any Taxes imposed by any governmental authority on or with respect to the Services furnished pursuant to this Agreement if Qwest reasonably relied upon Customer’s Tax exemption certificate or other evidence of exemption of the Customer from the application or collection of such Taxes, including any interest and/or penalties related thereto.

4.3 All payments due hereunder shall be made free and clear without deduction or withholding for, any and all present and future Taxes. In the event that any payment to be made to Qwest hereunder should be subject to any reduction by reason of a required deduction or withholding of any Tax, the Customer agrees to pay Qwest such further amounts as would have been necessary so that the aggregate net amount received by Qwest after deduction or withholding of any Taxes, shall be the same amount as would have been received by Qwest if there had been no requirement to deduct or withhold any Taxes.

4.4 Each Party shall be solely responsible for all taxes on its own business, the measure of which is its own net income or net worth and shall be responsible for any related tax filings, payment, protest, audit and litigation. Each Party shall be solely responsible for the billing, collection and proper remittance of all applicable Taxes relating to its own services provided to its own customers. If Customer purchases from Qwest any “access lines” in Texas, as defined in Texas Local Government Code, Chapter 283.002(1), Customer shall comply at all times with the Texas Local Government Code, Chapter 283 and be solely responsible for the periodic reporting and compensation requirements under Texas P.U.C. Subst. R. Subch. R for such access lines, including without limitation: (a) directly reporting such access lines in its monthly reports to the Texas Public Utilities Commission; and (b) remitting payment on such access lines to the appropriate municipality.

5. Use of Name and Marks. Customer may disclose to End Users and prospective End Users the fact that Customer has an agreement with Qwest to purchase Services on a wholesale basis. Any other use of a name, trademark, service mark, copyright or other intellectual property owned by Qwest or its Affiliates is strictly prohibited without the express, prior, written consent of Qwest’s Executive Vice President of Corporate Communications or an authorized designee. Customer, its employees, representatives and agents may not under any circumstances (a) state directly or indirectly to End Users or prospective End Users that they will be a Qwest customer or (b) otherwise attempt to sell service to End Users or prospective End Users using the Qwest name, brand, or identity. Any violation of this Section 5 shall be deemed a material breach of this Agreement. Qwest’s name and the names of its Affiliates are proprietary and nothing herein constitutes a license authorizing their use, and in no event shall Customer attempt to sell service to its End Users using the name of Qwest or its Affiliates. Since a breach of this material obligation may cause irreparable harm for which monetary damages may be inadequate, in addition to other available remedies, Qwest may seek injunctive relief for any disclosure in violation hereof.

6. Financial Responsibility, Payment and Security.

6.1 Payment Obligation. Unless otherwise set forth in Addendum 2 (if attached) to this Agreement, Qwest will invoice Customer monthly for all Services. All invoiced amounts shall be paid via wire transfer to: First Tennessee, Memphis, Tennessee, United States, ABA #084000026, To Qwest DDA #170660715, or such other location or account as may be specified by Qwest from time to time, or shall be paid via such alternative and acceptable payment method as agreed to by Qwest and Customer in writing. All amounts (other than amounts properly withheld due to Customer filing with Qwest a Bona Fide Dispute in accordance with Section 6.3 below) not received by Qwest in full by the Due Date will be considered past due and subject to an interest charge commencing from the Past Due Date at the lesser rate of one percent (1%) per month, compounded monthly, or the maximum rate allowable by applicable law. If Qwest does not receive payment in full by the Due Date or as specified in Section 6.3 below whichever is applicable, Qwest may at its election, and without prejudice to its termination rights under Section 8.1 below, take one or more of the following actions immediately upon notice: (a) refuse to accept additional Order Forms; or (b) temporarily suspend or limit (which may include stemming or skipping of voice traffic) any and all Services until Customer has paid all past due amounts (including interest). During any period of suspension or limitation of Services under this Section, no Service interruption shall be deemed to occur. In addition to its termination rights under 8.1, Qwest may, upon a payment default constituting Cause, (a) offset against any security instruments any amounts owed to Qwest by Customer; or (b) offset any unpaid balances from any amounts that Qwest owes to Customer under any agreement between the Parties; in either event, Qwest shall remit the balance to Customer without interest, unless obligated by law to do so.

6.2 Currency. Unless specified to the contrary in a Service Exhibit, Qwest shall state all invoiced amounts in U.S. currency, and Customer shall deliver all payments to Qwest in U.S. currency.

6.3 Billing Disputes. By no later than sixty (60) calendar days following the Due Date, Customer must submit all Bona Fide Disputes, along with Complete Documentation, to: wholesale.billing@qwest.com or to Qwest Wholesale Billing, 500 East 84th Avenue, Unit D, Thornton, Colorado 80229 United States, Attn: Wholesale Receivables Department or by facsimile to 1-303-664-7187 or 1-303-664-7188, or if dialing from outside the U.S. 001-303-664-7187 or 001-303-664-7188, with duplicate notification to follow via first class mail, but such failure to provide duplicate notification shall not be a basis for denial or rejection of the dispute, or to such other location or in such other manner as may be specified by Qwest from time to time. Notwithstanding the foregoing, if Customer has submitted a Bona Fide Dispute, Customer shall, by the Due Date, pay to Qwest in the manner prescribed in Section 6.1 all undisputed invoiced amounts. An amount will not be considered “in dispute” until Customer has submitted a Bona Fide Dispute in the manner described herein, except that a failure to provide duplicate notification shall not prevent the submission of the dispute being deemed a Bona Fide Dispute, and the Parties will promptly address and attempt to resolve the claim. Qwest, in its discretion exercised in good faith, may request additional supporting documentation or reject Customer’s Bona Fide Dispute as inadequate. If Qwest rejects such Bona Fide Dispute, Qwest will so notify Customer along with a basis for the rejection. If Qwest and Customer are unable to resolve a disputed billing issue through the normal established process and procedures within ninety (90) days of the initial dispute filing, then each party shall appoint a representative at a director or above level for further negotiations to resolve the dispute, and if the dispute is unable to be resolve within sixty (60) days of such appointment (and the parties have not mutually agreed to extend the negotiation period), the parties agree that litigation will be the next alternative means for resolving the dispute. If Qwest determines that the Customer is entitled to credits or adjustments for Service outages pursuant to provisions of applicable Service Exhibits then Qwest will credit Customer’s invoice for such amount on the next appropriate billing cycle. Notwithstanding anything in this section to the contrary, these provisions shall not apply to US LEC’s non-payment of a Deficiency Charge as set forth in Section 3.4.

6.4 Security. The provision of Services is contingent upon the continuing credit approval by Qwest, Customer’s compliance with the security provisions set forth in this paragraph, and, if attached, those additional terms set forth in Addendum 2 to the Agreement.

(a) Reasonable Insecurity. At any time during the Term, if Qwest reasonably deems itself insecure with respect to Customer’s ability to pay for any reason (“Reasonable Insecurity”), including but not limited to one or more of the following: (i) Customer’s failure to pay any undisputed portion of any invoice within five (5) days when due; (ii)

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Customer’s Change of Control, if the new controlling entity does not meet or exceed the credit rating of Customer at the time of the change of control; (iii) if Qwest reasonably believes that a material adverse change in Customer’s circumstances or financial condition has occurred or is imminent; or (iv) a material change in Customer’s anticipated or actual usage of Services purchased under this Agreement, Qwest may, at its election, upon twenty-four hours prior notice, take one or more of the following actions: (1) refuse to accept additional Order Forms; (2) temporarily suspend or limit (which may include stemming or skipping of voice traffic) any and all Services; and (3) require that Customer provide to Qwest, within five (5) calendar days, a deposit or other acceptable form of security (“Additional Security”).

(b) Financial Records. If requested by Qwest at any time during the Term, Customer agrees to provide, within five (5) calendar days of Qwest’s request, appropriate financial records (“Financial Records”) to evaluate Customer’s continuing ability to pay. Qwest’s request for such Financial Records does not affect or reduce, and need not precede, its ability to exercise any of its any of its rights described subsection (a) above.

7. Term. This Agreement shall be effective as of the Effective Date and continue until September 30, 2009 (the “Initial Term”); provided, however, that once the Purchase Commitment has been achieved (including by payment of any Deficiency Charge), Customer has no further purchase obligations during the remainder of the Initial Term or any extension thereof. If the Purchase Commitment of $25,200,000 is achieved prior to the expiration of the Initial Term, Customer shall have the option to terminate the Agreement early, upon 30 days written notice to Qwest. After the expiration of the Initial Term, this Agreement will continue on a month-to-month basis unless terminated by either Party on thirty (30) calendar days prior written notice (the Initial Term and any month-to-month extensions hereof shall be collectively referred to as the “Term”); provided that such termination shall take effect on the thirty-first (31st) calendar day following the terminating Party’s notice, regardless of the date upon which the initial month-to-month renewal occurred. In the event Customer terminates this Agreement in accordance with this Section and Customer has not completed its service commitment for all circuits, Customer shall be responsible for any early termination fees due under any Service Exhibit. Provided that Customer is not in default of this Agreement, Qwest agrees to provide sixty (60) days prior written notice before disconnecting any installed Services (the “disengagement period”).

8. Termination.

8.1 Termination by Qwest. In addition to any other termination rights it may have under this Agreement or the Service Exhibits, or any other remedies specified herein, Qwest may terminate this Agreement, in whole or in part, for Cause upon notice and applicable right to cure (as set forth in this Agreement). In addition, Qwest may, immediately and without notice, terminate any or all Services provided pursuant to this Agreement to any foreign entity (i.e. not incorporated, formed or organized in the United States) that is or becomes Insolvent. If Qwest terminates this Agreement for any of the aforementioned reasons, Customer shall be obligated to pay the following: (a) any early termination fees due under any Service Exhibit; (b) any charges accrued but unpaid as of the termination date; and (c) the portion of the Liquidated Settlement Value equal to the portion of the total remaining Purchase Commitment as defined in paragraph 3.4(d) of this Agreement. Any termination fees paid by the Customer pursuant to clause (a) of this Section 8.1 in excess of termination fees assessed by a third party to Qwest for termination of the Service shall be applied to reduce the Liquidated Settlement Value.

8.2 Termination by Customer. Customer may terminate a Service Exhibit for Cause, or if Cause exists to terminate all or substantially all of the Services, then Customer may terminate the Agreement in its entirety. If Customer terminates this Agreement for Cause, Customer shall only be liable for charges accrued but unpaid as of the termination date. If Customer terminates this Agreement prior to the conclusion of the Initial Term for reasons other than Cause, Customer shall be obligated to pay the following: (a) any early termination fees due under any Service Exhibit; (b) any charges accrued but unpaid as of the termination date; and (c) (i) the fraction of the Final Yearly Purchase Commitment, expressed as a percentage, by which Customer has fallen short of satisfying the Final Yearly Purchase Commitment multiplied by (ii) the Liquidated Settlement Value. NOTWITHSTANDING ANYTHING IN THIS SECTION TO THE CONTRARY, CUSTOMER’S TERMINATION OF THIS AGREEMENT FOR CAUSE DOES NOT RELIEVE CUSTOMER OF ITS OBLIGATION TO PAY QWEST A DEFICIENCY CHARGE EQUAL TO THE LIQUIDATED SETTLEMENT VALUE OF THIS AGREEMENT AS SET FORTH IN SECTION 3.4. . Any termination fees paid by the Customer pursuant to clause (a) of this Section 8.2 in excess of termination fees assessed by a third party to Qwest for termination of the Service shall be applied to reduce the Liquidated Settlement Value.

9. Limitation of Liability and Disclaimer of Warranties.

9.1 Limitation of Liability.

(a) EXCEPT FOR CUSTOMER’S INDEMNIFICATION AND PAYMENT OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY, SPECIAL, RELIANCE, COST OF COVER, INCIDENTAL OR PUNITIVE DAMAGES (INCLUDING WITHOUT LIMITATION, LOST BUSINESS, REVENUE, PROFITS, OR GOODWILL) ARISING IN CONNECTION WITH THIS AGREEMENT OR THE PROVISION OF SERVICES HEREUNDER (INCLUDING ANY SERVICE IMPLEMENTATION DELAYS/FAILURES), UNDER ANY THEORY OF TORT, CONTRACT, WARRANTY, STRICT LIABILITY OR NEGLIGENCE, EVEN IF THE PARTY HAS BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. IF EITHER PARTY IS OBLIGATED TO INDEMNIFY THE OTHER FOR THIRD PARTY CLAIMS AWARDED BY A COURT OF LAW, SUCH INDEMNITY PAYMENTS CONSTITUTE DIRECT DAMAGES.

(b) EACH PARTY’S EXCLUSIVE REMEDIES FOR CLAIMS UNDER THIS AGREEMENT SHALL BE LIMITED TO ITS PROVEN DIRECT DAMAGES; UNLESS (IN THE CASE OF CUSTOMER) CUSTOMERS’ DAMAGES ARE OTHERWISE LIMITED BY THIS AGREEMENT TO OUTAGE CREDITS IN THE APPLICABLE SERVICE EXHIBIT, IN WHICH CASE QWEST’S TOTAL LIABILITY SHALL NOT EXCEED THE AGGREGATE AMOUNT OF ANY APPLICABLE OUTAGE CREDITS DUE UNDER THE SERVICE EXHIBIT FOR THE AFFECTED SERVICE.

9.2 Disclaimer of Warranties. QWEST SPECIFICALLY DISCLAIMS ANY AND ALL EXPRESS WARRANTIES, EXCEPT FOR THOSE MADE IN THIS AGREEMENT, OR IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR TITLE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

Customer acknowledges and accepts the reasonableness of the foregoing warranty disclaimer and limitations of liability.

9.3 Limitation of Claims. No cause of action under any theory which accrued more than one (1) year prior to the institution of a legal proceeding alleging such cause of action may be asserted by either Party against the other.

10. Relationship. Except to the limited extent provided in Section 2.1, (a) neither Party shall have the authority to bind the other by contract or otherwise or make any representations or guarantees on behalf of the other and (b) the relationship arising from this Agreement does not constitute an agency, joint venture, partnership, employee relationship or franchise.

COPYRIGHT © 1990-2006 QWEST ALL RIGHTS RESERVED.

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11. Assignment or Sale. This Agreement shall be binding upon the Parties’ respective successors and assigns. Neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing: (a) subject to the prior credit review, submission of appropriate legal documentation (including, but not limited, to any appropriate Secretary of State or other filings or documents specified by Qwest and approval by Qwest of Customer’s proposed assignee, Customer may assign this Agreement without prior written consent of Qwest to any Customer Affiliate, successor through merger, or acquirer of substantially all of its assets; (b) Qwest may assign this Agreement without prior written consent (i) to any Affiliate, successor through merger, or acquirer of substantially all of its business assets or (ii) if necessary to be in compliance with the rules and/or regulations of any regulatory agency, governmental agency, legislative body or court of competent jurisdiction; provided that in all cases the assignee of Customer or Qwest, as applicable, acknowledges in writing its assumption of the obligations of the assignor hereunder; and (iii) Qwest may assign this Agreement or rights hereunder, without notice, for the purpose of collecting from Customer unpaid balances or other funds due and owing Qwest. Any attempted assignment in violation hereof shall be of no force or effect and shall be null and void.

12. Reporting Requirements. If reporting obligations or requirements are imposed upon Qwest by any third party or regulatory agency in connection with either this Agreement or the Services, including use of the Services by Customer or its End Users, Customer agrees to assist Qwest in complying with such obligations and requirements, as reasonably required by Qwest and to hold Qwest harmless for any failure by Customer in this regard.

13. Customer’s Resale and End User Responsibilities.

13.1 Customer is solely responsible for obtaining all licenses, approvals, and regulatory authority for its use and operation of the Services and the provision of Services to its End Users. In connection with its resale of the Services, Customer is solely responsible for all billing, billing adjustments/credits, customer service, creditworthiness and other service-related requirements of its End Users, and Qwest shall have no liability to Customer’s End Users under this Agreement. Customer shall timely file and maintain any required regulatory filings related to its purchase and/or resale of the Services. Customer’s payment obligations hereunder are not contingent upon Customer’s ability to collect payments or charges from its End Users, Affiliates, agents, brokers or re-sellers.

13.2 Qwest may suspend any or all of the Services immediately and/or terminate the Agreement pursuant to Section 8.1 if: (a) Customer fails to comply with any applicable foreign, federal, state or local law or regulation applicable to Customer’s resale of the Services; (b) Customer or its End Users commit any illegal acts relating to the subject matter of this Agreement; or (c) Customer uses the Services for any purpose or in any manner other than as prescribed in this Agreement. During any period of suspension pursuant to the foregoing sentence, no Service outage or interruption shall be deemed to occur. Customer shall: (i) be liable to Qwest for any damages caused by any intentional or illegal acts of Customer, (e.g., slamming) in connection with its use or resale of the Services; and (ii) indemnify, defend and hold harmless Qwest from and against any third party (including End Users’) claims, actions, damages, liabilities, costs, judgments or expenses (including attorney fees) arising out of or relating to Customer’s or End User’s use, resale or modification of the Services or Customer’s failure to comply with any regulatory filing requirements or failure to make any required regulatory or contributory payments (including but not limited to universal service support mechanisms).

14. Survival. The expiration or termination of this Agreement shall not relieve either Party of those obligations that by their nature are intended to survive.

15. Nondisclosure/Publicity. Neither Party shall disclose to any third party during the Term of this Agreement and for one (1) year following the expiration or termination hereof, (a) any of the terms of this Agreement, including pricing; (b) the existence, negotiation or result of any arbitrations or settlements related hereto; or (c) other Proprietary Information of the other Party, unless such disclosure is required by any state or federal governmental agency, is otherwise required to be disclosed by law, or is necessary in any proceeding establishing rights or obligations under this Agreement. Unless required by any state or federal government agency or otherwise required to be disclosed by law, no publicity regarding the existence and/or terms of this Agreement may occur without Qwest’s prior express written consent, and such written consent, if granted, may be granted only by Qwest’s Executive Vice President of Corporate Communications or an authorized designee. The content and timing of any press releases and all other publicity regarding the subject matter of this Agreement or Customer’s relationship with Qwest, if authorized, shall be mutually agreed upon by the Parties in advance. Notwithstanding anything to the contrary, Customer may not make any disclosure to any other person or any public announcement regarding this Agreement or any relation between Customer and Qwest, without Qwest’s prior written consent. In addition, both Parties shall comply with the provisions contained in Section 5 of this Agreement. Qwest shall have the right to terminate this Agreement and any other agreements between the Parties if Customer violates this provision. By execution of this Agreement, Qwest consents to those public disclosures by Customer required by law that the dispute giving rise to the Settlement Agreement has been resolved, including disclosure that entering into this Agreement was included within the terms of the Settlement Agreement

16. Waiver. The terms, representations and warranties of this Agreement may only be waived by a written instrument executed by the Party waiving compliance. Except as otherwise provided for herein, neither Party’s failure, at any time, to enforce any right or remedy available to it under this Agreement shall be construed as a continuing waiver of such right or a waiver of any other provision hereunder.

17. Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remainder of the Agreement will remain in full force and effect, and such provision will be deemed to be amended to the minimum extent necessary to render it enforceable.

18. Notices. Except as otherwise provided herein, all required notices shall be in writing, transmitted to the Parties’ addresses specified on the signature page or such other address as may be specified by written notice, and will be considered given either: (a) when delivered by facsimile or e-mail, so long as duplicate notification is sent via U.S. Mail, provided, however, that such duplicate notification via U.S. Mail shall not be required with respect to (i) notices changing the Maximum Usage Threshold (if any) set forth in Addendum 2, (ii) rate change notices or (iii) notices regarding changes in maintenance windows; (b) when delivered in person to the recipient named on the signature page; (c) if sent in the U.S., when deposited in either registered or certified U.S. Mail, return receipt requested, postage prepaid, provided that if U.S. Mail is the sole means of notification, any notice period under this Agreement shall be extended by four (4) business days; or (d) when delivered to an overnight courier service.

19. Force Majeure/System Maintenance. Neither Party shall be liable to the other for any delay or failure in performance of any part of this Agreement if such delay or failure is caused by a Force Majeure Event. The Party claiming relief under this Section shall notify the

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other in writing of the existence of the Force Majeure Event and shall be excused on a day-by-day basis to the extent of such prevention, restriction or interference until the cessation of such Force Majeure Event. If Customer has given Qwest an order for Service, and delivery of the Service is excused after the Customer’s desired due date by a Force Majeure Event, and such Force Majeure Event continues for a period of thirty (30) days, Customer shall have the right to cancel the service order without penalty. Qwest will use reasonable efforts during the Term of this Agreement to minimize any Service interruptions that might occur as a result of planned system maintenance required to provision the Services.

20. Governing Law. This Agreement will be governed by, enforced and construed in accordance with the laws of the State of New York excluding the choice of law provisions thereof other than Section 5-1401 of the New York General Obligations Law, except and to the extent that (a) the United States Communications Act of 1934, as amended and interpreted by the United States Federal Communications Commission (“FCC”), or (b) the telecommunications regulatory law of another national jurisdiction, applies to this Agreement. Qwest reserves the right to suspend, modify or terminate any Service without liability where: (i) Regulatory Activity prohibits, restricts or otherwise prevents Qwest from furnishing such Service; or (ii) any material rate, charge or term of such Service is substantially changed by a legitimate regulatory body, governmental authority, or by order of the highest court of competent jurisdiction to which the matter is appealed.

21. Litigation of Disputes.

Other than those claims over which a regulatory agency has exclusive jurisdiction, all claims, regardless of legal theory, whenever brought and whether between the parties or between one of the parties to this Agreement and the employees, agents or affiliated businesses of the other party, shall be resolved by litigation in a court of competent jurisdiction. Each party hereby expressly waives its right to a trial by jury and consents to the jurisdiction of such courts for the purposes herein. Such court shall have no authority to award any indirect, incidental, special, punitive or consequential damages, including damages for lost profits. If either Party notifies the other that it intends to initiate litigation, Customer shall promptly place all disputed and withheld amounts, if any, with the Escrow Agent, pursuant to a mutually agreeable escrow agreement. Qwest reserves all available remedies, including without limitation, Qwest’s right to suspend the Services or terminate the Agreement if Customer fails to comply with the above escrow obligation.

22. Headings. The headings used in this Agreement are for convenience only and do not in any way limit or otherwise affect the meaning of any terms of this Agreement.

23. Authorization. Customer represents and warrants that: (a) the full legal name of the legal entity intended to receive the benefits and Services under this Agreement is accurately set forth herein; (b) the person signing this Agreement has been duly authorized to execute this Agreement on Customer’s behalf; and (c) the execution hereof is not in conflict with law, the terms of any charter, bylaw, articles of association, or any agreement to which Customer is bound or affected. Qwest may act in reliance upon any instruction, instrument, or signature reasonably believed by Qwest to be genuine. Qwest may assume that any employee of Customer who gives any written notice, Order Form, or other instruction in connection with this Agreement has the authority to do so.

24. Third Party Beneficiaries. The terms, representations, warranties and agreements of the Parties set forth in this Agreement are not intended for, nor shall they be for the benefit of or enforceable by, any third party (including, without limitation, Customer’s Affiliates and End Users).

25. Export Regulations. The Parties acknowledge and agree that both (a) certain equipment, software and technical data which may be provided or utilized in connection with the furnishing of the Services hereunder; and (b) the use of such services may be subject to export, re-export or import controls under the United States Export Administration Regulations or similar regulations of the United States or of any other country.

26. Foreign Corrupt Practices Act. Notwithstanding anything to the contrary herein, the Parties each hereby acknowledge and agree that certain laws of the United States, including the Foreign Corrupt Practices Act, 15 U.S.C. Sections 78dd-1 et seq., prohibit any person subject to the jurisdiction of the United States from making or promising to make any payment of money or anything of value, directly or indirectly, to any government official, political party, or candidate for political office for the purpose of obtaining or retaining business. The Parties each hereby represent and warrant that, in the performance of its obligations hereunder, it has not made, and will not make, any such proscribed payment.

27. Counterparts and Facsimile Signatures. This Agreement may be executed by the Parties in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same Agreement. Facsimile signatures shall be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Qwest will provide the Agreement or any amendment thereto for execution.

28. Entire Agreement. This Agreement, together with all Addenda, Service Exhibits and Qwest accepted Order Forms and the Settlement Agreement and Intrastate 8YY Wireless Traffic Service Settlement Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior offers, contracts, agreements, representations and understandings made to or with Customer by Qwest or any predecessors-in-interest, whether oral or written, relating to the subject matter hereof. This Agreement may not be amended unless such amendment is in writing and signed by the Parties.

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ADDENDUM 1-DEFINITIONS:

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“Affiliate(s)” means, with respect to any Party, any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Party (i.e. possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of a Party, whether through the ownership of voting securities, as trustee, by contract or otherwise); provided, however, that Qwest Corporation shall not be deemed an Affiliate of Qwest for purposes of this Agreement.

“Attributed” shall have the meaning set forth in Section 3.4(e).

“Bona Fide Dispute” means a good faith assertion of a right, claim, billing adjustment or credit which Customer reasonably believes it is entitled to under the Agreement. A Bona Fide Dispute shall not include, and Customer may not withhold any amounts invoiced at the correct rates for, actual calls made by Customer, Customer’s End Users or unauthorized third parties (e.g., fraudulent calls).

“Cause” means the failure of a Party to perform a material obligation under this Agreement which failure is not remedied, if curable: (a) in the event of a payment or security default, upon five (5) business days written notice, or (b) in the event of any other general default, upon thirty (30) calendar days written notice (unless a shorter notice period is expressly set forth in the Agreement, in which case the shorter notice period shall apply).

“Change of Control” occurs with respect to Customer if: (a) any entity having previously Controlled (as hereinafter defined) Customer, ceases to do so; (b) any entity acquires Control of Customer (whether by reason of acquisition, merger, reorganization, operation of law or otherwise); or (c) all, or substantially all, of the assets of Customer or an entity that Controls Customer are acquired (whether by reason of acquisition, merger, reorganization, operation of law, or otherwise) by, or combined by merger with, any other entity. Change of Control excludes any assignment permitted under Section 11.

“Complete Documentation” means any reasonable documentation or information necessary to support a particular type of dispute, or, , documentation which identifies with reasonable detail the basis and the charges which are subject to the Bona Fide Dispute, the Service interruption credit or other credit to which Customer reasonably believes itself entitled, and the amounts being withheld by Customer pending resolution of such Bona Fide Dispute.

“Contributory Charges” means recurring charges, usage charges, and other qualifying charges applicable to the Contributory Services accruing to Customer’s account under this Agreement, before application of all eligible discounts and excluding all Taxes, non recurring charges, fees, CPE charges, issued credits, uncollectible Customer charges, pass-through charges, installation charges, local access and access-related charges, and any other charges expressly excluded in the applicable Service Exhibits. .

“Contributory Services” means all Services for which Customer has signed a Service Exhibit and the Service Exhibit has been appended to this Agreement and incorporated thereby.

“CPE” means Customer premise equipment, software and/or other materials associated with the Service.

“Due Date” means thirty (30) calendar days from the invoice date.

“End User(s)” mean Customer’s end-users or customers.

“Escrow Agent” means U.S Bank, unless otherwise indicated by Qwest to Customer in writing or in a country-specific annex appended hereto.

“Force Majeure Event” means an unforeseeable event (other than a failure to comply with payment obligations) beyond the reasonable control of a Party, including without limitation: act of God; fire; flood; labor strike; sabotage; government codes, ordinances, laws, rules, regulations or restrictions; war or civil disorder.

“Insolvent” means the occurrence of any of the following events, whereby Customer (a) becomes or is declared insolvent or bankrupt; (b) is the subject of any proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it; (c) makes an assignment for the benefit of all or substantially all of its creditors; or (d) enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations.

“Order Form” means Service order request forms issued by Qwest; or other method of ordering Service as may be prescribed by Qwest from time to time.

“Past Due Date” means the first calendar day following the Due Date.

“Proprietary Information” means written information that is either: (a) marked as confidential and/or proprietary, or which is accompanied by written notice that such information is confidential/proprietary, or (b) not marked or notified as confidential/proprietary, but which, if disclosed to any third party, could reasonably and foreseeably cause competitive harm to the owner of such information.

“Regulatory Activity” means any regulation and/or ruling, including modifications thereto, by any regulatory agency, legislative body or court of competent jurisdiction.

“Service(s)” means the Qwest services provided to Customer pursuant to any Service Exhibit attached hereto.

“Tax” or “Taxes” mean(s) any and all applicable foreign, national, federal, state and local taxes, including, without limitation, all use, sales, value-added, goods and services, excise, franchise, commercial, gross receipts, license, privilege or other similar taxes, levies, surcharges, charges for universal support mechanisms, duties and fees, whether charged to or against the Customer, with respect to the supply of the Services or underlying facilities provided by a Party under this Agreement, as well as any other imposition by any governmental authority which has the effect of increasing Qwest’s cost of providing the Services or the underlying facilities. Taxes shall not include taxes the measure of which is a party’s own net income, property, capital, or net worth or any other taxes Qwest is not required to pass through to Customer.

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